Mail Stop 6010


December 8, 2005

Mr. John Atherly
Chief Financial Officer
10500 N.E. 8th Street, Suite 1400
Bellevue, WA 98004


	RE: 	eMagin Corporation
		Form 10-KSB / A for the Fiscal Year Ended December 31,
2004
		File No. 001-15751


	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.




      Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant